As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADAPTIVE BIOTECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	27-0907024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1551 Eastlake Avenue East, Suite 200 Seattle, Washington	98102
(Address of Principal Executive Offices)	(Zip Code)

Sequenta Inc., 2008 Stock Plan

Adaptive Biotechnologies Corporation 2009 Equity Incentive Plan

Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan

Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan

(Full Title of the Plan)

Chad Robins

Chief Executive Officer

Adaptive Biotechnologies Corporation

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

(206) 659-0067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Ledbetter

Tyler Hollenbeck

Kevin Criddle

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, Washington 98104

Telephone: (206) 839-4800

Facsimile: (206) 839-4801

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	34,873,080	$0.49-$20.00	$441,318,566	$53,488

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Sequenta, Inc. 2008 Stock Plan (the “Sequenta Plan”), the Adaptive Biotechnologies Corporation 2009 Equity Incentive Plan (the “2009 Plan”), the Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan (the “2019 Plan”) and the Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(a) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the Sequenta Plan and the 2009 Plan are based upon the weighted-average exercise price of such outstanding options and (b) for shares reserved for future issuance under the 2019 Plan and the ESPP, are based on $20.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated June 26, 2019, relating to its initial public offering. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Sequenta Plan(3)	15,034	$0.49(2)(a)	$7,367
Shares issuable upon the exercise of outstanding options granted under the 2009 Plan(4)	17,511,959	$5.39(2)(a)	$94,389,459
Shares reserved for future grant under the 2019 Plan(4)	15,794,170(5)	$20.00(2)(b)	$315,883,400
Shares reserved for future grant under the ESPP	1,551,917	$20.00(2)(b)	$31,038,340
Proposed Maximum Aggregate Offering Price			$441,318,566

(3)

The Sequenta Plan terminated pursuant to its terms in 2018, and no further grants have been made under the Sequenta Plan since our acquisition of Sequenta, Inc. in January 2015. All outstanding awards under the Sequenta Plan continue to be governed by their existing terms.

(4)

No further grants will be made under the 2009 Plan. Pursuant to the terms of the 2019 Plan, any shares subject to outstanding options originally granted under the 2009 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof shall become available for issuance pursuant to awards granted under the 2019 Plan.

(5)

This amount includes 275,000 shares of common stock representing the Registrant’s estimate of future forfeited or terminated awards under the 2009 Plan and 2019 Plan that will become available for future issuance under the 2019 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Adaptive Biotechnologies Corporation is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on June 27, 2019, relating to the registration statement on Form S-1, as amended (No. 333-231838), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Current Report on Form 8-K as filed with the SEC on July 1, 2019; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-38957), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 26, 2019, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions (unless such Form 8-K expressly provides to the contrary). For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Partners of DLA Piper LLP (US) beneficially own an aggregate of less than 0.5% of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

RCW 23B.08.320 permits a Washington corporation to, through its articles of corporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for the following:

◾	acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director;

◾	conduct violating RCW 23B.08.310 relating to unlawful distributions;

◾	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled; and

◾	any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective.

RCW 23B.08.510 authorizes a Washington corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

◾	the individual acted in good faith;

◾

the individual reasonably believed (a) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interests and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

◾	in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the foregoing, a Washington corporation may not indemnify a director under RCW 23B.08.510 in connection with (a) a proceeding by or on behalf of the corporation in which the director was adjudged liable to the corporation or (b) any other proceeding charging improper personal benefit to the director, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Additionally, where a proceeding is by or on behalf of the corporation, the indemnification permitted under RCW 23B.08.510 is limited to reasonable expenses incurred in connection with the proceeding.

RCW 23B.08.520 mandates a Washington corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, unless such indemnification is limited in the corporation’s articles of incorporation. Our amended and restated articles of incorporation do not contain any such limitation.

RCW 23B.08.540 permits court-ordered indemnification, unless a corporation’s articles of incorporation provide otherwise. Pursuant to this provision, in the absence of a contrary provision in a corporation’s articles of incorporation, a director who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction, and such court may order indemnification or advance of expenses if it makes certain determinations.

Under RCW 23B.08.570, unless a corporation’s articles of incorporation provide otherwise, an officer of a Washington corporation who is not a director is also entitled to mandatory indemnification under RCW 23B.08.520 and court-ordered indemnification under RCW 23B.08.540, each of which sections are summarized above, to the same extent as a director. Further, a Washington corporation may indemnify an officer, employee or agent of the corporation under RCW 23B.08.510, to the same extent as a director.

RCW 23B.08.580 permits a corporation to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation, or who while a director, officer, employee or agent of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify such individual against the same liability under RCW 23B.08.510 and 23B.08.520.

Our amended and restated articles of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Washington law.

We have entered into indemnification agreements with each of our current directors and executive officers, and may enter into indemnification agreements with future directors and executive officers, to provide such directors and officers, additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and our amended and restated bylaws and to provide additional procedural protections.

We may also purchase and maintain liability insurance on behalf of our directors, officers, employees and agents. We currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number					Filed Herewith
Incorporated by Reference
	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Articles of Incorporation.	8-K	7-1-19	3.1

4.2	Amended and Restated Bylaws.	8-K	7-1-19	3.2

5.1	Opinion of DLA Piper LLP (US).				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on the signature page).				X

99.1#	Sequenta, Inc. 2008 Stock Plan and form of award agreement thereunder.				X

99.2#	Adaptive Biotechnologies Corporation 2009 Equity Incentive Plan and form of award agreement thereunder.	S-1	5-30-19	10.15

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

99.3#	Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan and forms of award agreements thereunder.	S-1/A	6-17-19	10.16

99.4#	Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan.	S-1/A	6-17-19	10.17

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 1st day of July, 2019.

Adaptive Biotechnologies Corporation

By:	/s/ Chad Robins
Chad Robins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Chad Robins and Chad Cohen and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Chad Robins Chad Robins	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2019

/s/ Chad Cohen Chad Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2019

/s/ Kevin Conroy Kevin Conroy	Director	July 1, 2019

/s/ Eric Dobmeier Eric Dobmeier	Director	July 1, 2019

/s/ David Goel David Goel	Director	July 1, 2019

/s/ Michelle Griffin Michelle Griffin	Director	July 1, 2019

/s/ Robert Hershberg Robert Hershberg, PhD, MD	Director	July 1, 2019

/s/ Peter Neupert Peter Neupert	Director	July 1, 2019

/s/ Michael Pellini Michael Pellini, MD	Director	July 1, 2019

/s/ Andris Zoltners Andris Zoltners, PhD	Director	July 1, 2019